FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2007

COLUMBUS, Ohio – March 13, 2008 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the year and fourth quarter ended December 31, 2007.

Net income for the year ended December 31, 2007 was $3,726,000, or $.43 per basic and $.41 per diluted share, compared with $10,411,000, or $1.03 per basic and $1.00 per diluted share, for the year ended December 31, 2006. Total net sales for 2007 were $122,712,000 compared with $162,330,000 for 2006.

Product sales for 2007 decreased 33% to $101,045,000 from $150,174,000 for 2006. The decrease in sales is primarily due to an industry-wide, general decline in truck orders resulting from new federal emissions standards that went into effect on January 1, 2007. Tooling sales totaled $21,667,000 for 2007 versus $12,156,000 in 2006. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

Total net sales for the fourth quarter were $23,268,000, compared with $38,239,000 in the same quarter of 2006. Product sales totaled $21,965,000 down 41% from $37,539,000 for the fourth quarter 2006. The decrease in fourth quarter 2006 product sales was primarily due to decreased product demand caused by the industry-wide decline noted above.

Net income for the quarter ended December 31, 2007 was $530,000, or $.08 per basic and diluted share, compared with $2,688,000, or $.26 per basic and $.25 per diluted share, in the fourth quarter of 2006.

“Overall 2007 was a very challenging year as we adjusted to the industry wide decline in truck volumes. We made adjustments to our cost structure and flexed our operations to adjust to both the significant down turn in volume and the many customer schedule and product mix changes which occur in times of low volume. At the same time, we launched more new and replacement products in 2007 than we have in any other year in our history. Considering the many challenges, we are pleased to report our continued profitability” said Kevin Barnett, President and Chief Executive Officer. “Looking forward, we continue to focus our efforts on meeting the needs of our customers, securing new growth opportunities, and improving quality and process capability in our operations. As we anticipate improvement in the truck market in 2008, we are positioned to continue as a leading supplier in the markets we serve, with a focus on long-term profitability and growth.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2005 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$21,965	$37,539	$101,045	$150,174
Tooling Sales	1,303	700	21,667	12,156

Net Sales	23,268	38,239	122,712	162,330
Cost of Sales	19,810	31,338	105,744	132,461

Gross Margin	3,458	6,901	16,968	29,869
Selling, General and Admin. Expense	2,733	3,191	11,399	14,013

Operating Income	725	3,710	5,569	15,856
Interest Expense (Income) – Net	226	(188)	175	(157)

Income before Taxes	499	3,898	5,394	16,013
Income Tax Expense (Benefit)	(31)	1,210	1,668	5,602

Net Income	$530	$2,688	$3,726	$10,411

Net Income per Common Share
Basic	$0.08	$0.26	$.43	$1.03

Diluted	$0.08	$0.25	$.41	$1.00

Weighted Average Shares Outstanding:
Basic	6,728	10,176	8,687	10,079

Diluted	7,013	10,538	9,004	10,387

Condensed Balance Sheet
(in thousands)

	As of	As of
	12/31/07	12/31/06
	(Unaudited)
Assets

Cash	$—	$16,096
Accounts Receivable	12,470	22,456
Inventories	8,344	7,393
Other Current Assets	3,218	4,724
Property, Plant & Equipment – net	30,216	30,538
Deferred Tax Asset – net	6,174	6,916
Other Assets	1,273	1,383

Total Assets	$61,695	$89,506

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$2,252	$—
Current Portion of Long-term Debt	1,866	1,816
Accounts Payable	8,538	10,735
Compensation and Related Benefits	3,350	7,111
Accrued Liabilities and Other	1,772	3,433
Long-term Debt and Interest Rate SWAPS	6,137	7,815
Deferred Long-term Gain	—	41
Post Retirement Benefits Liability	15,953	15,861
Stockholders’ Equity	21,827	42,694

Total Liabilities and Stockholders’ Equity	$61,695	$89,506